Exhibit 99.1

Kurt Kalbfleisch Named Chief Executive Officer of Sphere 3D Following Interim Leadership Period

Proven Leader to Drive Operational Discipline and Pursue Strategic Growth Opportunities

STAMFORD, Connecticut, November 6, 2025 - Sphere 3D Corp. ("Sphere 3D" or the "Company") (Nasdaq: ANY) today announced that its Board of Directors has appointed Kurt Kalbfleisch as Chief Executive Officer, effective immediately. Kurt has served as Interim CEO since the end of January, providing steady leadership and operational discipline.

During his tenure as Interim CEO, Kurt focused on maintaining business continuity, strengthening operations, and ensuring disciplined execution across the organization. These efforts have helped the Company remain on solid footing while preparing for its next phase of growth, as well as strategic alternatives.

"Over the past several months, Kurt has demonstrated thoughtful leadership, sound judgment, and a deep understanding of our business," said Duncan McEwan, Chairman of the Board. "The Board's decision to appoint Kurt as CEO reflects our confidence in his ability to lead the Company forward, and evaluate opportunities that align with our long-term vision."

"Having been with the Company for several years, including serving as CFO, I've had the opportunity to see the business and the broader industry evolve," said Kurt Kalbfleisch, "While market conditions have shifted over this time, our focus has remained the same; maintain financial and operational discipline, while carefully evaluating opportunities that support long-term growth. Over the past several months, we've concentrated on execution, focusing on the foundation to allow the Company to be well positioned for the next phase of organic development and the pursuit of strategic growth initiatives."

About Sphere 3D

Sphere 3D Corp. (NASDAQ: ANY) is a Bitcoin miner, growing its digital asset mining operation through the capital-efficient procurement of next-generation mining equipment and partnering with data center operators. Sphere 3D is dedicated to increasing shareholder value. For more information about Sphere 3D, please visit Sphere3D.com.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events, including the timing of the proposed transaction and other information related to the proposed transaction. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these words or other similar terms or expressions. Expectations and beliefs regarding matters discussed herein may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected.  The forward-looking statements contained in this communication are also subject to other risks and uncertainties, including those more fully described in filings with the SEC, including Sphere 3D's reports filed on Form 10-K, Form 10-Q and Form 8-K and in other filings made by Sphere 3D with the SEC from time to time and available at www.sec.gov. These forward-looking statements are based on current expectations, which are subject to change.

Sphere 3D Contacts

Investor.relations@sphere3d.com